Exhibit 99.1
Press Release CRH to acquire Eco Material Technologies for $2.1B

•Uniquely positions CRH to meet growing demand for cementitious products to modernize North America's infrastructure

•Secures long-term supply of critical materials and strengthens CRH's position as a leading cementitious player in North America

•Further expands CRH’s national distribution network and innovation capabilities to better serve its customers

•Demonstrates CRH’s commitment to accelerating growth through value-creating capital allocation

NEW YORK – July 29, 2025 – CRH (NYSE: CRH), the leading provider of building materials, today announced that it has signed an agreement to acquire Eco Material Technologies (Eco Material), a leading supplier of Supplementary Cementitious Materials (SCMs) in North America, for a total consideration of $2.1 billion. The business will operate as Eco Material Technologies, a CRH Company.

Jim Mintern, CRH CEO, said: "This strategic acquisition further positions CRH as a leading cementitious player in North America with both cement and SCM capabilities. This transaction demonstrates CRH's disciplined approach to capital allocation, building market-leading positions in higher-growth markets with secular tailwinds and superior returns. As we continue to modernize North America’s infrastructure, this transaction secures the long-term supply of critical materials for future growth and puts CRH at the forefront of the transition to next generation cement and concrete. With more than 1,100 Eco Material employees joining the CRH team, our combined operations create a more connected business to better serve our customers."

Eco Material is headquartered in Utah and operates a national network of fresh and harvested fly ash, pozzolans, synthetic gypsum and green cement operations distributed across a network of over 125 utility source locations, production facilities and terminals. The company partners with leading electric utilities to process and recycle approximately seven million tons of fly ash and three million tons of synthetic gypsum and other materials annually, with significant additional capacity currently under construction.

Grant Quasha, Eco Material Chairman and CEO, said: "Eco Material is excited to enter a new phase of growth, partnering with industry leader CRH to enhance our scale and suite of offerings to our Utility partners and Ready-Mix customers. CRH’s strong industry presence, coupled with its intense focus on safety, innovation and customer service pair perfectly with Eco Material’s key values."

The proposed transaction is subject to regulatory approval and customary closing conditions and is expected to close in 2025. CRH plans to fund the transaction with cash on hand and does not expect any change in its credit ratings.

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Contacts

Tom Holmes	Lauren Schulz
Head of Investor Relations	Chief Communications Officer
tholmes@crh.com	lschulz@crh.com

About CRH
CRH (NYSE: CRH) is a leading provider of building materials solutions that build, connect and improve our world. Employing 80,000 people at over 3,800 operating locations in 28 countries, CRH has market leadership positions in North America and Europe. As the essential partner for transportation and critical infrastructure projects, complex non-residential construction and outdoor living solutions, CRH’s unique offering of materials, products and value-added services helps to deliver a more resilient and sustainable built environment. The company is ranked among sector leaders by Environmental, Social and Governance (ESG) rating agencies. A Fortune Global 500 company, CRH’s shares are listed on the NYSE and LSE.

For more information visit: www.crh.com

About Eco Material Technologies
Eco Material is a leading producer, marketer and distributor of ash-based SCM products in North America. Eco Material is also a leading environmentally focused, near-zero carbon cement producer in the United States. SCMs are the most impactful, environmentally friendly alternative materials to Portland cement that significantly reduce the CO2 footprint and improve the performance and longevity of cement's end-product, concrete. Coal ash and volcanic ash are used to replace a portion of emissions intensive Portland cement in concrete and can be further upgraded to its higher performance Green Cement products by the Company. Eco Material also supplies services to electric utilities related to management of coal ash and other coal combustion products and recycles over 10 million tons per year of material into beneficial use - reducing emissions and avoiding landfilling of material.

Forward-Looking Statements
In order to utilize the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, CRH is providing the following cautionary statement.

This press release contains statements that are, or may be deemed to be, forward-looking statements. These forward-looking statements may generally, but not always, be identified by the use of words such as “will”, “anticipates”, “should”, “could”, “would”, “targets”, “aims”, “may”, “continues”, “expects”, “is expected to”, “estimates”, “believes”, “intends” or similar expressions. These forward-looking statements include all matters that are not historical facts or matters of fact at the date of this press release.

In particular, the following, among other statements, are all forward-looking in nature: statements regarding the consummation (including timing thereof), expectations and benefits of the pending acquisition of Eco Material; expectations regarding CRH’s ability to meet growing demand for cementitious products; plans and expectations regarding market trends and dynamics in regions where CRH operates; statements regarding the modernization of North America’s infrastructure; statements regarding CRH’s supply of critical materials to support future growth; statements regarding CRH’s position with respect to the transition to the next generation of cement and concrete; plans and expectations regarding the funding of the acquisition of Eco Material; and expectations regarding the impacts of the pending acquisition to CRH’s credit ratings.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that may or may not occur in the future and reflect our current expectations and assumptions as to such future events and circumstances that may not prove accurate. You are cautioned not to place undue reliance on any forward-looking statements. These forward-looking statements are made as of the date of this press release. We expressly disclaim any obligation or undertaking to publicly update or revise these forward-looking statements other than as required by applicable law.

A number of material factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, certain of which are beyond our control, and which include, among other factors, the risks and uncertainties described under “Risk Factors” in CRH’s 2024 Form 10-K and in its other filings with the SEC.